Exhibit 99.1

R.J. Reynolds Tobacco Company

P.O. Box 2959

Winston-Salem, NC 27102

Contact:	David Howard	RJRT 2013-02
(336) 741-3489

Arbitration Panel reviews and enters settlement agreement in

Master Settlement Agreement disputed payments case

WINSTON-SALEM, N.C., March 13, 2013 — On March 12, 2013, the Arbitration Panel hearing R.J. Reynolds Tobacco Company’s claim related to its 2003 Master Settlement Agreement (MSA) payment issued an order authorizing the implementation of the Term Sheet announced in December among the company, various other tobacco manufacturers, 17 states, the District of Columbia and Puerto Rico. As a result of the Panel’s order, the Term Sheet is now binding on all signatories.

Under the Term Sheet, based on the jurisdictions that have joined the agreement thus far, R.J. Reynolds will receive credits, currently estimated to be more than $1 billion, with respect to its Non-Participating Manufacturer (NPM) Adjustment claims related to 2003 through 2012. These credits will be applied against the company’s MSA payments over the next five years.

The current arbitration, related to the 2003 NPM Adjustment, will proceed to its conclusion as to those contested states that have elected not to join the settlement agreement. Decisions as to these states are expected from the Arbitration Panel by the end of 2013.

Several states who are not signatories to the Term Sheet have stated that they may seek relief in state court to prevent the settlement from proceeding.

R.J. Reynolds Tobacco Company, an indirect subsidiary of Reynolds American Inc. (NYSE: RAI), is the second-largest tobacco company in the United States. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit http://TransformingTobacco.com.

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